Exhibit 99.1

Harpoon Therapeutics Reports Third Quarter 2023 Financial Results and Provides Corporate Update

October 2023 financing funds late-stage clinical trials of HPN328 in multiple tumor types

Positive interim results from Phase 1/2 trial of T cell engager HPN328 in patients with small cell lung cancer (SCLC) and other neuroendocrine tumor types presented at ESMO 2023

HPN328 Phase 2 monotherapy dose(s) selection on track for year-end 2023 for discussion with regulators in 1H 2024

Data update of ongoing HPN328 Phase 1/2 trial expected in 1H 2024

SOUTH SAN FRANCISCO, Calif., November 9, 2023 — Harpoon Therapeutics, Inc. (NASDAQ: HARP) (the “Company”), a clinical-stage immunotherapy company developing novel T cell engagers, today reported financial results for the third quarter ended September 30, 2023 and provided corporate updates.

“Over the last several months, we have made important progress and positioned Harpoon for continued momentum ahead. During ESMO last month, we presented the largest data set so far for HPN328 and are excited by the clinical benefit observed, particularly the response data in our 1 mg priming dose cohorts, from which we plan to select the recommended Phase 2 dose(s) by the of this year. The HPN328 interim update shows compelling activity with the potential for best-in-class efficacy as we select the optimized dose to study across multiple tumor types, including small cell lung cancer, neuroendocrine prostate cancer, and other neuroendocrine neoplasms,” said Julie Eastland, President and CEO of Harpoon Therapeutics. “We look forward to meeting with the regulators in the first half of 2024 to discuss our development plans. Additionally, our newly strengthened balance sheet allows us to continue executing toward multiple value-creating events.”

Corporate Update

•	In November, Harpoon regained compliance with all applicable continued listing standards of the Nasdaq Capital Market.

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In October, Harpoon completed a financing supported by a top-tier investor syndicate for up to approximately $150 million including $100 million received at closing and up to $50 million in cash warrants. The financing extends the cash runway into 2026 assuming $50 million from future exercises of cash warrants issued with the financing, and into the second half of 2025 with $100 million received at closing, excluding any future proceeds from the exercise of the cash warrants.

•	In August, Harpoon’s Board of Directors approved a reverse stock split of the Company’s outstanding common stock at a ratio of one-for-ten. The reverse split became effective September 1, 2023.

Tri-specific T cell Activating Construct (TriTAC®) Platform

HPN328 (DLL3) Phase 1/2 trial in small cell lung cancer (SCLC), NEPC, and other neuroendocrine neoplasms

•	In October, Harpoon completed enrollment in the Phase 1 monotherapy dose escalation cohorts.

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In October, Harpoon reported favorable interim monotherapy data in a poster session at the European Society for Medical Oncology (ESMO) in October in Madrid. The preliminary response data for all tumor types and patient cohorts treated with 1 mg priming dose was 35%, including three confirmed complete responses. In SCLC, the confirmed response rate was 32%, with one confirmed complete response. In patients with other neuroendocrine tumor types, such as prostate cancer, small cell cervical, small cell bladder, and large cell lung cancer, the confirmed response rate was 42%, including two confirmed complete responses. HPN328 was generally well tolerated across all dose cohorts; cytokine release syndrome (CRS) was the most common treatment-related adverse event (59%) and was primarily Grade 1 or 2. No discontinuations were observed for patients with Grade 1 or 2 CRS.

•	In September, the first patients were dosed in the ongoing Phase 1/2 dose escalation trial evaluating combination therapy of HPN328 with atezolizumab (Tecentriq®) in patients with SCLC.

•	Harpoon expects to identify the recommended Phase 2 dose(s) in the monotherapy setting by the end of 2023 for discussion with regulators in the first half of 2024.

•	Phase 1 data update of the ongoing Phase 1/2 study is expected in the first half of 2024.

•	Harpoon is planning to conduct one or more Phase 2/3 trials starting in the second half of 2024, pending dose(s) selection and discussions with regulators.

HPN217 (BCMA) Phase 1 trial for relapsed, refractory multiple myeloma (RRMM)

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In November, an abstract detailing the results from the completed dose escalation portion, up to 24 mg, of the Phase 1 study of HPN217 in patients with RRMM was accepted as an oral presentation at the upcoming 65th American Society of Hematology (ASH) Annual Meeting and Exposition being held December 9-12, 2023, in San Diego.

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In September, HPN217 demonstrated early and durable responses at the target dose of 12 mg in a Phase 1 trial for RRMM. A 63% ORR was reported, and a manageable tolerability profile was observed with low rates of CRS (16%, all G1-2) and no ICANS. Results were reported in a poster presentation at the 30th International Myeloma Society (IMS) Annual Meeting in Athens, Greece.

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In September, Harpoon announced the termination of the Development and Option Agreement, which granted AbbVie an option to a worldwide, exclusive license to the HPN217 program. The program remains exclusively owned by Harpoon, and the Company plans to complete the ongoing Phase 1 trial.

•	Recommended Phase 2 regimen(s) expected to be identified by the end of 2023.

Third Quarter 2023 Financial Results

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Harpoon ended the third quarter of 2023 with $31.6 million in cash, cash equivalents, short-term marketable securities, compared to $53.1 million as of December 31, 2022. After the close of the third quarter, the Company entered into a securities purchase agreement for a PIPE financing that is expected to result in upfront gross proceeds of approximately $100 million, with up to an additional approximately $50 million of gross proceeds upon cash exercise of warrants, before deducting placement agent fees and offering expenses.

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Revenue for the third quarter ended September 30, 2023 was $4.5 million, compared to $13.6 million for the third quarter ended September 30, 2022. For the nine months ended September 30, 2023, revenue was $33.3 million compared to $27.8 million for the nine months ended September 30, 2022.

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Research and development (R&D) expense for the third quarter ended September 30, 2023 was $12.3 million, compared to $21.0 million for the third quarter ended September 30, 2022. For the nine months ended September 30, 2023, R&D expense was $39.7 million compared to $62.4 million for the nine months ended September 30, 2022.

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General and administrative (G&A) expense for the third quarter ended September 30, 2023 was $4.3 million, compared to $4.5 million for the third quarter ended September 30, 2022. For the nine months ended September 30, 2023, G&A expense was $12.3 million compared to $15.0 million for the nine months ended September 30, 2022.

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Impairment of long-lived assets charge for the three and nine months ended September 30, 2023 was zero and $1.7 million compared to zero for the three and nine months ended September 30, 2022. The charge is due to subleasing all office and lab space at the Cove facility as part of Harpoon’s completed restructuring plan which required reducing the carrying values of long-lived assets to their fair values.

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Net loss attributable to common stockholders for the third quarter ended September 30, 2023 was $1.8 million compared to a net loss attributable to common stockholders of $11.6 million for the third quarter ended September 30, 2022. Net loss attributable to common stockholders for the nine months ended September 30, 2023 was $12.1 million compared to $49.3 million for the nine months ended September 30, 2022.

About Harpoon Therapeutics

Harpoon Therapeutics is a clinical-stage immunotherapy company developing a novel class of T cell engagers that harness the power of the body’s immune system to treat patients suffering from cancer and other diseases. T cell engagers are engineered proteins that direct a patient’s own T cells to kill target cells that express specific proteins, or antigens, carried by the target cells. Using its proprietary Tri- specific T cell Activating Construct (TriTAC®) platform, Harpoon is developing a pipeline of novel TriTACs initially focused on the treatment of solid tumors and hematologic malignancies. Harpoon has also developed a proprietary ProTriTAC™ platform, which applies a prodrug concept to its TriTAC platform to create a therapeutic T cell engager that remains inactive until it reaches the tumor. Harpoon’s third proprietary technology platform, extended release TriTAC-XR, is designed to mitigate cytokine release syndrome. For additional information about Harpoon Therapeutics, please visit www.harpoontx.com.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this press release about the Company’s future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties and actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements about the therapeutic potential of our product candidates, the expected timing, progress, and results of the Company’s clinical trials and interactions with regulators, the association of interim clinical data and preclinical results with potential treatment outcomes, the Company’s data presentation plans, the Company’s cash sufficiency and runway, including expected proceeds from warrant exercises , and other statements containing the words “anticipates,” “believes,” “continue,” “expects,” “intends,” “look forward,” “plans,” “toward,” “will” and similar expressions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the Company’s control. These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with market conditions. These and other risks are described in additional detail in the Company’s filings with the U.S. Securities and Exchange Commission (SEC). All forward-looking statements contained in this press release speak only as of the date hereof, and the Company specifically disclaims any obligation to update any forward-looking statement, whether because of new information, future events or otherwise.

Contact:

Ana Kapor

investors@harpoontx.com

Harpoon Therapeutics, Inc.

Statement of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except share and per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue
Collaboration and license revenue	$4,448	$13,617	$33,252	$27,826

Total revenue	4,448	13,617	33,252	27,826
Operating expenses
Research and development	12,325	20,977	39,684	62,446
General and administrative	4,262	4,529	12,250	14,993
Impairment of long-lived assets	—	—	1,729	—

Total operating expenses	16,587	25,506	53,663	77,439

Loss from operations	(12,139)	(11,889)	(20,411)	(49,613)
Interest income, net	480	289	1,520	433
Interest expense	(2,046)	—	(3,744)	—
Other income (expense), net	11,903	(40)	10,556	(132)

Net loss attributable to common stockholders	(1,802)	(11,640)	(12,079)	(49,312)
Other comprehensive loss:
Net unrealized (loss) gain on marketable securities	(4)	28	4	19

Comprehensive loss	$(1,806)	$(11,612)	$(12,075)	$(49,293)

Net loss attributable to common stockholders per share, basic and diluted	$(0.46)	$(3.52)	$(3.17)	$(14.95)

Weighted-average shares used in computing net loss per share, basic and diluted	3,947,995	3,306,215	3,807,955	3,299,357

Harpoon Therapeutics, Inc.

Selected Balance Sheet Data

(Unaudited)

	September 30, 2023	December 31, 2022

	(in thousands)
Cash, cash equivalents and short-term marketable securities	$31,608	$53,112
Total assets	$47,578	$73,729
Total liabilities	$43,037	$68,330
Total stockholders’ equity	$4,541	$5,399